Exhibit 99.1

ITT Corporation 1133 Westchester Ave. White Plains, NY 10604 tel 914 641 2000

Press Release

Investors:	Media:
Melissa Trombetta	Kathleen Bark
+1 914-641-2030	+1 914-641-2103
melissa.trombetta@itt.com	kathleen.bark@itt.com

ITT Reschedules Release of 2011 Financial Results, 2012 Guidance

Reports 2011 Revenue of $2.1 Billion, 11 Percent Growth Over Prior Year

WHITE PLAINS, N.Y., Feb. 10, 2012 – ITT Corporation (NYSE: ITT) today announced it is rescheduling the release of its 2011 full-year and fourth-quarter earnings and 2012 guidance to Feb. 29, due to the complexities and time required to process and review historical financial data following the spin off of ITT’s defense and water businesses.

ITT also reported that 2011 revenue grew 11 percent to $2.1 billion.

ITT’s senior management will host a conference call for investors on Feb. 29 at 9 a.m. Eastern Standard Time to review 2011 fourth-quarter and full-year performance, provide a 2012 outlook and answer questions. As previously planned, the company will file its Annual Report on Form 10-K on the same day.

The briefing can be accessed live by calling +1 (706) 643-7542 (ID#: 37253569) or at the following address on the company’s website: www.itt.com/investors.

A replay of the briefing will be available on the website and telephonically from two hours after the webcast until Wednesday, March 7, 2012, at midnight. The telephone replay is available by calling (800) 585-8367 (ID#: 37253569).

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for growing industrial end-markets in energy infrastructure, electronics, aerospace and transportation. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 15 countries and sales in more than 125 countries. The company generated 2011 revenues of approximately $2 billion. For more information, visit www.itt.com.